Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
1515 Arapahoe Street		Nancy Buese, SVP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	Fax:	(303) 290-8309
	E-mail	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners, L.P. Reports First Quarter 2007 Financial Results
Distributable Cash Flow Increases 38 Percent Compared to Prior Year Quarter

DENVER—May 7, 2007—MarkWest Energy Partners, L.P. (NYSE: MWE) today reported net income of $4.8 million for the three months ended March 31, 2007, compared to net income of $13.9 million for the three months ended March 31, 2006.  The financial results for the three months ended March 31, 2007 and March 31, 2006, include $14.9 million and $1.7 million, respectively, of non-cash costs associated with the mark-to-market of derivative instruments and non-cash compensation expense.  Excluding these non-cash items, net income for the three months ended March 31, 2007 and March 31, 2006, would have been $19.7 million and $15.6 million, respectively.

As a Master Limited Partnership, cash distributions to limited partners are largely determined based on Distributable Cash Flow (“DCF”). For the three months ended March 31, 2007, DCF was $32.6 million compared to $23.6 million for the three months ended March 31, 2006, an increase of 38 percent.  A reconciliation of DCF to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

On April 19, 2007, the board of directors of the general partner of MarkWest Energy Partners, L.P. increased the Partnership’s quarterly cash distribution to $0.51 for the first quarter of 2007, an increase of $0.075 per unit, or 17 percent, over the split-adjusted distribution in the first quarter of 2006, and an increase of $0.01 per unit, or 2 percent, over the split-adjusted distribution in the fourth quarter of 2006.  The first quarter 2007 distribution is payable on May 15, 2007 to unitholders of record as of May 9, 2007.

Furthermore, on May 2, 2007, the common units of MarkWest Energy Partners, L.P. began trading on the New York Stock Exchange.

“We are pleased to again report strong distributable cash flow,” said Frank Semple, President and Chief Executive Officer.  “As evidenced by our first quarter results, we are successfully executing our 2007 business plan, and we are ahead of our plan objectives.  Our total distribution coverage ratio for the first quarter of 2007 was 1.3, including the associated GP and IDR requirements.”

“Our capital plan for 2007 is increasing as we are accelerating a portion of the Woodford expenditures, which will also positively impact operating income and distributable cash flow for the year.  Based on current projections, we are forecasting capital expenditures for 2007 in the range of $260 million to $270 million.”

“We are very pleased with our recent move to the New York Stock Exchange, where we look forward to increased visibility to a broader base of investors as well as lower trading volatility and improved liquidity.  This move further exemplifies the tremendous success story of MarkWest Energy Partners over the past five years since the IPO.”

FIRST QUARTER 2007 HIGHLIGHTS

The increase in DCF in the first quarter of 2007 compared to 2006 is attributable, in part, to improved segment operating income resulting from increased volumes and reduced operating expenses at many of our segments.  The Partnership’s net income benefited from settlements related to its ongoing hedge program and a decrease in net interest expense.  In addition, the financial results for the first quarter of 2007 were also affected by:

•                        We reported an unrealized loss of $9.3 million for the mark-to-market of our derivative instruments.  This is a non-cash item, and does not affect DCF.  In addition, we reported a realized derivative gain of $2.8 million for the quarter, resulting in a net decrease to net income of $6.5 million for the period.  This compares to a net gain of $0.2 million in the first quarter of 2006, resulting in a year over year net decrease to net income of $6.7 million.

•                        Selling, general and administrative expense increased $5.5 million during the first quarter of 2007 compared to the first quarter of 2006.  The increase is primarily attributable to $4.2 million in higher non-cash compensation expense resulting from the Partnership’s increased market value.  The balance of the increase is primarily due to increased costs to support our growth.

•                        Results from our investment in Starfish Pipeline Company declined by $2.0 million compared to the prior year quarter.  While our share of equity income increased by $0.8 million, this was offset by the reduction in insurance recoveries related to Hurricane Rita repairs.

•                        Interest expense, including amortization of deferred financing costs and net of interest income, was $8.1 million in the first quarter of 2007 compared to $11.6 million in the first quarter of 2006.  The majority of the decrease relates to interest expense associated with higher outstanding debt in the first quarter of 2006 following the acquisition of Javelina in late 2005.

The Partnership will host a conference call on Tuesday, May 8, 2007 at 4:00 p.m. EDT to review its first quarter 2007 financial results.  Interested parties can participate in the call by dialing (866) 250-2351 approximately ten minutes prior to the scheduled start time.  A replay of the call will be available through Tuesday, May 15, 2007 by dialing (800) 405-2236 and entering the following passcode: 11089097#.  To access the webcast, please visit our website at www.markwest.com.

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is one of the largest processors of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  These forward-looking statements, which in many instances can be identified by words like “may,” “will,” “should,” “expects,” “plans,” “believes” and other comparable words, involve risks and uncertainties that affect our operations, financial performance and other factors, as discussed in our filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements, specifically those including those referring to future performance, growth, cash flow, operating income, distributable cash flow (DCF), distributions, or other factors, are reasonable, but are not guarantees of future performance and we can give no assurance that such expectations will prove to be correct and that projected performance or distributions may not be achieved.  Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, each as filed with the SEC.  You are also urged to carefully review and consider the cautionary statements and other disclosures, including those under the heading “Risk Factors,” made in those filings, which identify and discuss significant risks, uncertainties and various other factors that could cause actual results to vary significantly from those expressed or implied in the forward-looking statements.  We do not undertake any duty to update any forward-looking statement.

MarkWest Energy Partners, L.P.

Financial Statistics

(Unaudited, in thousands, except per unit data)

	Three months ended March 31,
	2007	2006
Statement of Operations Data
Revenue:
Segment revenue	$121,546	$156,742
Derivative (loss) gain	(6,929)	240
Total revenue	114,617	156,982

Operating expenses:
Purchased product costs	64,005	100,961
Facility expenses	12,956	14,069
Selling, general and administrative expenses	13,842	8,338
Depreciation	7,786	7,173
Amortization of intangible assets	4,168	4,016
Accretion of asset retirement obligations	27	25
Total operating expenses	102,784	134,582

Income from operations	11,833	22,400

Other income (expense):
Earnings from unconsolidated affiliates	1,767	945
Interest income	1,920	220
Interest expense	(9,355)	(10,976)
Amortization of deferred financing costs (a component of interest expense)	(661)	(808)
Miscellaneous (expense) income	(729)	2,092
Income before Texas margin tax	4,775	13,873

Provision for Texas margin tax	(19)	—
Net income	$4,756	$13,873

Interest in net income
General partner	$99	$828
Limited partners	$4,657	$13,045

Net income per limited partner unit:
Basic	$0.14	$0.51
Diluted	$0.14	$0.50

Weighted average units outstanding (1):
Basic	32,393	25,746
Diluted	32,548	25,844

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$23,349	$41,035
Investing activities	$(54,115)	$(15,510)
Financing activities	$28,545	$(18,807)

Other Financial Data
Distributable cash flow	$32,553	$23,638

Balance Sheet Data	March 31, 2007	December 31, 2006
Working capital	$9,632	$4,258
Total assets	$1,157,682	$1,114,780
Total debt	$576,947	$526,865
Partners’ capital	$441,896	$452,649
Total debt to book capitalization	57%	54%

(1)             March 31, 2006 adjusted for the 2 for 1 stock split effective on February 28, 2007.

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended March 31,
	2007	2006
Southwest:
East Texas:
Gathering systems throughput (Mcf/d)	401,400	346,000
NGL product sales (gallons)	41,788,000	35,436,000

Oklahoma:
Foss Lake gathering systems throughput (Mcf/d)	95,200	87,600
Woodford gathering system throughput (Mcf/d) (1)	51,200	N/A
Grimes gathering system throughput (Mcf/d) (2)	12,700	N/A
Arapaho NGL product sales (gallons)	20,524,000	18,417,000

Other Southwest:
Appleby gathering system throughput (Mcf/d)	51,100	33,500
Other gathering systems throughput (Mcf/d)	16,400	19,100
Lateral throughput volumes (Mcf/d)	52,800	49,700

Northeast:
Appalachia:
Natural gas processed (Mcf/d)	203,400	205,000
NGLs fractionated (Gal/d)	467,700	449,000
NGL product sales (gallons)	11,409,000	10,482,000

Michigan:
Natural gas throughput (Mcf/d)	6,000	6,300
NGL product sales (gallons)	1,125,000	1,449,000
Crude oil transported (Bbl/d)	14,200	14,000

Gulf Coast:
Refinery off-gas processed (Mcf/d)	119,300	120,000
Liquids fractionated (Bbl/d)	25,000	24,900

(1)             The Partnership began construction and operation of the Woodford gathering system in late 2006.

(2)             The Partnership acquired the Grimes gathering system in December 2006.

MarkWest Energy Partners, L.P.

Segment Operating Income and Reconciliation to Net Income

(Unaudited, in thousands)

	East Texas	Oklahoma	Other Southwest	Appalachia	Michigan	Javelina	Total
Three months ended March 31, 2007:
Revenue	$ 22,103	$ 46,922	$ 15,357	$ 19,561	$ 2,744	$ 14,859	$ 121,546

Segment operating expenses:
Purchased product costs	3,643	37,053	10,412	12,213	684	—	64,005
Facility expenses	4,267	3,597	1,499	3,369	1,559	(902)	13,389
Depreciation, amortization, impairment and accretion	4,165	1,130	1,011	908	1,164	3,591	11,969
Total segment operating expenses	12,075	41,780	12,922	16,490	3,407	2,689	89,363

Segment operating income (loss)	$ 10,028	$ 5,142	$ 2,435	$ 3,071	$ (663)	$ 12,170	$ 32,183

	East Texas	Oklahoma	Other Southwest	Appalachia	Michigan	Javelina	Total
Three months ended March 31, 2006:
Revenue	$ 32,488	$ 62,268	$ 25,460	$ 18,134	$ 3,197	$ 15,195	$ 156,742

Segment operating expenses:
Purchased product costs	13,168	55,325	21,423	10,110	935	—	100,961
Facility expenses	3,674	2,079	1,351	3,341	1,439	2,185	4,069
Depreciation, amortization, impairment and accretion	3,895	718	1,024	843	1,174	3,560	11,214
Total segment operating expenses	20,737	58,122	23,798	14,294	3,548	5,745	126,244

Segment operating income (loss)	$ 11,751	$ 4,146	$ 1,662	$ 3,840	$ (351)	$ 9,450	$ 30,498

	Three months ended March 31,
	2007	2006
Operating income before items not allocated to segments	$ 32,183	$ 30,498
Derivative (loss) gain not allocated to segments	(6,496)	240
Depreciation expense not allocated to segments	(12)	—
Selling, general and administrative expenses not allocated to segments	(13,842)	(8,338)
Income from operations	11,833	22,400

Earnings from unconsolidated affiliates	1,767	945
Interest income	1,920	220
Interest expense	(9,355)	(10,976)
Amortization of deferred financing costs	(661)	(808)
Miscellaneous (expense) income	(729)	2,092
Income before Texas margin tax	4,775	13,873

Texas margin tax	(19)	—
Net income	$ 4,756	$ 13,873

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(Unaudited, in thousands)

	Three months ended March 31,
	2007	2006

Income before Texas margin tax	$4,775	$13,873
Depreciation, amortization and accretion	11,981	11,214
Amortization of deferred financing costs	661	808
Non-cash (earnings) losses from unconsolidated affiliates	(1,767)	(945)
Distributions from (contributions to) unconsolidated affiliates, net of expansion capital	2,688	(2,377)
Non-cash compensation expense	5,624	1,429
Non-cash derivative activity	9,323	299
Texas margin tax	(19)	—
Other	5	—
Gain on sale of property, plant and equipment	1	(286)
Maintenance capital expenditures	(719)	(377)
Distributable cash flow	$32,553	$23,638

Sustaining capital expenditures	$719	$377
Expansion capital expenditures	53,362	12,783
Total capital expenditures	$54,081	$13,160

Distributable cash flow	$32,553	$23,638
(Distributions from) contributions to unconsolidated subsidiaries	—	2,377
Sustaining capital expenditures	719	377
Increase (decrease) in receivables	(11,078)	30,405
Increase in receivables from affiliates	863	3,958
(Increase) decrease in inventories	427	(1,963)
Decrease in other current assets	(933)	(195)
Decrease in accounts payable, accrued liabilities and other liabilities	(389)	(16,866)
Increase (decrease) in payables to affiliates	1,192	(696)
Other	(5)	—
Net cash provided by operating activities	$23,349	$41,035